Exhibit 99.1

Intra-Cellular Therapies Reports Third Quarter 2014 Financial Results and

Provides Corporate Update

NEW YORK, November 03, 2014 /GLOBE NEWSWIRE/ — Intra-Cellular Therapies, Inc. (NASDAQ: ITCI), a biopharmaceutical company focused on the development of therapeutics for central nervous system (CNS) disorders, today announced its financial results for the third quarter ended September 30, 2014, and provided a corporate update.

Selected Third Quarter 2014 Financial Results

The Company reported a net loss of $6.4 million, or $(0.22) per share (basic and diluted), for the third quarter of 2014 compared with a net loss of $4.9 million, or $(0.28) per share (basic and diluted), for the third quarter of 2013.

Research and development (R&D) expenses for the third quarter of 2014 were $4.0 million, compared to $4.2 million for the third quarter of 2013. The decrease of $0.2 million is due to a decrease of costs associated with clinical trials of ITI-007 that were completed in late 2013, with no related costs incurred in 2014 and is partially offset by expenses of approximately $1.3 million relating to manufacturing and other non-clinical costs relating to the testing of our ITI-007 product candidate, $0.6 million associated with our ITI-007-200 Phase 1/2 clinical trial in healthy geriatric and dementia patients, and $0.8 million of stock option expense due to stock options granted in 2014.

General and administrative (G&A) expenses were $2.6 million for the third quarter of 2014, compared to $1.3 million for the third quarter 2013. The increase of $1.3 million is primarily due to stock option expense related to stock options granted in 2014, professional fees, directors’ and officers’ insurance costs, and board of director compensation fees, which are primarily related to the activities associated with being a public company, and to a much lesser extent additional personnel expenses.

Cash and investments totaled $136.0 million at September 30, 2014, compared to $37.2 million at December 31, 2013. The increase is due to the Company raising net proceeds of approximately $115.4 million in a public offering of its common stock during the first quarter of 2014.

The Company expects that existing cash and investments will be dedicated primarily to the ITI-007 clinical platform and pre-clinical activities. To a much lesser extent, funds will be used for other development programs the Company is undertaking, including our phosphodiesterase (PDE) programs.

Recent and Upcoming Corporate Highlights

•	The ITI-007 Phase 3 program has commenced and the Company expects to initiate patient enrollment in the first Phase 3 trial in schizophrenia later this month.

•	The Company continues to make progress with the preclinical development program for a long-acting injectable formulation of ITI-007 with the objective of entering the clinic in 2016.

•	The Company reported initial safety and tolerability data from the ITI-007-200 trial in healthy geriatric subjects at the recent American Neurological Association annual meeting. Additional data including the cohort of patients with dementia will be presented at the 7th Clinical Trials Conference on Alzheimer’s Disease (CTAD) in Philadelphia, November 20-22, 2014.

•	The Company and Takeda announced the mutual termination of the collaboration to develop PDE inhibitors for CNS disorders, allowing ITI to regain worldwide rights to PDE1 inhibitor compounds previously licensed to Takeda.

•	The Company began patient enrollment in an open-label Phase 2 positron emission tomography (PET) clinical trial of ITI-007. The objective of this study is to further characterize the profile of ITI-007 in the brain of patients with schizophrenia, which the Company believes will highlight additional differentiating features of ITI-007 mechanisms.

“We continue to make significant progress on the development of our CNS platform including the development of ITI-007 for the treatment of psychiatric and neurological disorders. We look forward to 2015 to report results from our first Phase 3 clinical trial in patients with schizophrenia, as well as advance additional indications including the treatment of behavioral disturbances in patients with dementia, including Alzheimer’s disease,” said Dr. Sharon Mates, Chairman and CEO of ITI. “Behavioral disturbances in patients with dementia, including aggression, agitation, sleep disturbances and depression, significantly impact the lives of patients, family members and caregivers. We believe ITI-007 has the potential to safely and effectively treat these behaviors and improve patient quality of life and the lives of their families and caregivers.”

Conference Call and Webcast Details

The Company will host a live conference call and webcast today at 8:30 AM Eastern Time to discuss the Company’s financial results and provide a general business update. The live webcast and subsequent replay may be accessed by visiting the Company’s website at www.intracellulartherapies.com. Please connect to the Company’s website at least 5-10 minutes prior to the live webcast to ensure adequate time for any necessary software download. Alternatively, please call 1-844-835-6563 (U.S.) or 1-970-315-3916 (international) to listen to the live conference call. The conference ID number for the live call is 25568442. Please dial in approximately 10 minutes prior to the call. The webcast will be available on the Company’s website for seven days.

About Intra-Cellular Therapies

Intra-Cellular Therapies (the “Company”) is developing novel drugs for the treatment of neuropsychiatric and neurodegenerative disease and other disorders of the central nervous system (“CNS”). The Company is developing its lead drug candidate, ITI-007, for the treatment of schizophrenia, behavioral disturbances in dementia, bipolar disorder and other neuropsychiatric and neurological disorders. In December 2013, the Company announced positive topline results from the Company’s randomized, placebo- and active-controlled Phase II clinical trial of ITI-007 in patients with acutely exacerbated schizophrenia. This study showed a statistically significant improvement in symptoms associated with schizophrenia at the 60 mg dose on the trial’s pre-specified primary endpoint and a favorable safety profile. The Company is also utilizing its phosphodiesterase (PDE) platform and other proprietary chemistry platforms to develop drugs for the treatment of cognitive deficits in schizophrenia and other CNS disorders. ITI-214 has finished several Phase 1 clinical trials and has been demonstrated to be safe and well-tolerated. The Company is also developing inhibitors against additional targets for CNS indications such as Alzheimer’s disease, Parkinson’s disease and depression and non-CNS indications such as cardiovascular disease.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, our expected use of our cash and cash equivalents and investments; our clinical development plans for ITI-007 under the caption “Recent and Upcoming Corporate Highlights;” and our research and development efforts and plans under the caption “About Intra-Cellular Therapies.” All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to the following: our current and planned clinical trials for ITI-007 and our other product candidates may not be successful or may take longer and be more costly than anticipated; product candidates that appeared promising in earlier research and clinical trials may not demonstrate safety and/or efficacy in larger-scale or later clinical trials; our reliance on collaborative partners and other third-parties for development and commercialization of our product candidates; and the other risk factors discussed under the heading “Risk Factors” contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC), as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the SEC. All statements contained in this press release are made only as of the date of this press release, and we do not intend to update this information unless required by law.

Contact:

Juan Sanchez, M.D.

Vice President

Corporate Communications and Investor Relations of Intra-Cellular Therapies, Inc.

Phone: 212-923-3344

Burns McClellan, Inc.

Lisa Burns/Angeli Kolhatkar (Investors)

Justin Jackson (Media)

jjackson@burnsmc.com

Phone: 212-213-0006

INTRA-CELLULAR THERAPIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues	$124,414	$667,955	$511,439	$1,909,471
Costs and expenses:
Research and development	4,046,335	4,157,742	9,585,336	16,897,903
General and administrative	2,581,685	1,295,571	6,615,756	3,245,585

Total costs and expenses	6,628,020	5,453,313	16,201,092	20,143,488

Loss from operations	(6,503,606)	(4,785,358)	(15,689,653)	(18,234,017)
Interest expense	—	(131,888)	(7,073)	(607,960)
Interest income	88,099	5,626	204,396	11,589

Net loss	$(6,415,507)	$(4,911,620)	$(15,492,330)	$(18,827,388)

Net loss per common share:
Basic & Diluted	$(0.22)	$(0.28)	$(0.55)	$(1.21)
Weighted average number of common shares:
Basic & Diluted	29,379,156	17,527,774	28,386,794	15,616,835

The condensed consolidated statements of operations for the quarters ended September 30, 2014 and 2013 have not been audited and do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

INTRA-CELLULAR THERAPIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2014	December 31, 2013
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$68,915,333	$35,150,924
Investment securities, available-for-sale	67,066,729	2,000,000
Accounts receivable	124,414	336,318
Prepaid expenses and other current assets	1,374,378	762,243

Total current assets	137,480,854	38,249,485
Property and equipment, net	57,440	68,272
Other assets	70,944	131,555

Total assets	$137,609,238	$38,449,312

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$503,882	$3,395,067
Accrued and other current liabilities	2,143,756	2,611,091
Accrued employee benefits	929,963	827,879

Total current liabilities	3,577,601	6,834,037
Stockholders’ equity:
Common stock, $.0001 par value: 100,000,000 shares authorized; 29,397,169 and 22,159,446 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	2,940	2,216
Additional paid-in capital	207,152,913	89,177,556
Accumulated deficit	(73,056,827)	(57,564,497)
Accumulated other comprehensive loss	(67,389)	—

Total stockholders’ equity	134,031,637	31,615,275

Total liabilities and stockholders’ equity	$137,609,238	$38,449,312

The condensed consolidated balance sheet at September 30, 2014 has not been audited and this schedule does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.